EXHIBIT 99.01

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING, INC. AND GRACE ENTERTAINMENT JOINTLY ANNOUNCE
DEFINITIVE AGREEMENTS REGARDING ASSET PURCHASE

Las Vegas, Nevada, July 20, 2004 – Herbst Gaming, Inc. today announced that it has entered into definitive purchase agreements pursuant to which Herbst Gaming will purchase substantially all of the riverboat casino assets of Grace Entertainment for approximately $287 million in cash. These assets include the St. Jo Frontier Casino, in St. Joseph, Missouri, the Mark Twain Casino in La Grange, Missouri, and Lakeside Casino Resort in Osceola, Iowa.

The sale is subject to customary closing conditions including Herbst Gaming obtaining all requisite regulatory and third party approvals, including gaming regulatory approvals and expiration of the waiting period under the Hart-Scott-Rodino Act.  Lehman Brothers Inc. provided a financing commitment, subject to customary conditions, and acted as exclusive financial advisor to Herbst Gaming.  Gibson, Dunn & Crutcher LLP acted as legal advisor to Herbst Gaming.  Libra Securities, LLC acted as exclusive financial advisor to Grace Entertainment. Tobin and Hoff PLC acted as legal advisor to Grace Entertainment.  The transaction is expected to be completed within six to nine months.

About Herbst Gaming

Herbst Gaming is an established casino and slot route operator in the State of Nevada.  Additional information is available in the “Investors Relations” section of the Company’s website at www.herbstgaming.com.

Statements in this release concerning Herbst Gaming, which are not historical facts, are “forward looking” statements under the Private Securities Litigation Reform Act of 1995. These statements include the statement about our expectation that the transaction will be consummated within six to nine months.  The closing of the transaction is dependent upon, among other things, obtaining required third party and regulatory approvals.  Herbst Gaming does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

About Grace Entertainment

Grace Entertainment Inc. is a company that is owned primarily by the estate of William Grace. The assets of the company include the three properties under agreement for sale to Herbst Gaming:  the St. Jo Frontier Casino, in St. Joseph, Missouri, which contains 514 slot machines and 16 table games; the Mark Twain Casino in La Grange, Missouri containing 504 slot machines and 17 table games; and the Lakeside Casino Resort in Osceola, Iowa with 921 slot machines, 33 table games and an adjacent 60 room all-suite hotel.  Additionally, Grace Entertainment owns or manages The Woodlands pari-mutuel dog and horse racing complex in Kansas City, Kansas; Casino White Cloud, a Native American casino in

White Cloud, Kansas; and Bucky’s Casino in Prescott, Arizona.  You can find more information regarding the properties under contract to Herbst Gaming at; www.stjocasino.com, www.casinomarktwain.com, and www.lakesidecasino.net

Conference Call Information

The Company will host a conference call to discuss the purchase on Wednesday, July 21, 2004 beginning at 5 p.m. Eastern Daylight Time.  Interested participants may access the call by dialing into our conference operator at (866) 800-8652 (Interested participants from outside of the United States may access the call by dialing (617) 614-2705) Passcode 33231975 or may login to the webcast of the conference call at http://www.herbstgaming.com.  A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, July 28, 2004 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010 (Interested participants from outside of the United States may access the call by dialing (617) 801-6888), Passcode 73776051.  Additional information including a replay of this call is available in the “Investors Relations” section of the Company’s website at www.herbstgaming.com.